UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	May 6, 2009
(April 30, 2009)

Commission	Name of Registrants, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.
001-32462	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700

002-97230	Texas-New Mexico Power Company	75-0204070
(A Texas Corporation)
577 North Garden Ridge Blvd.
Lewisville, Texas 75067
(972) 420-4189

______________________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

  On May 15, 2008, PNM Resources, Inc.’s (“PNMR”) wholly owned subsidiary Texas-New Mexico Power Company (“TNMP”) entered into a $200.0 million unsecured credit agreement among TNMP, the lenders party thereto, and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent (as previously amended, the “TNMP 2008 Revolving Credit Agreement”), which was scheduled to mature on May 13, 2009.  On March 10, 2009, the TNMP 2008 Revolving Credit Agreement was amended in certain respects by an Amendment No. 2, which contained, among other things, an agreement by TNMP to reduce the size of the TNMP 2008 Revolving Credit Agreement from $200.0 million to $75.0 million upon the occurrence of certain future financings.  As a result of the issuance of $265.5 million aggregate principal amount of 9.50% First Mortgage Bonds, due 2019, Series 2009A, the TNMP 2008 Revolving Credit Agreement was reduced in size to $75.0 million, effective March 23, 2009.

  On April 30, 2009, TNMP entered into a $75.0 million secured credit agreement among TNMP, the lenders party thereto, and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent (the “TNMP 2009 Revolving Credit Agreement”), which will mature on April 29, 2011, effectively replacing the TNMP 2008 Revolving Credit Agreement.  The TNMP 2009 Revolving Credit Agreement provides TNMP with a revolving credit facility for up to $75.0 million, beginning on April 30, 2009.  The TNMP 2009 Revolving Credit Agreement is described in Item 2.03 of this Current Report, which description is incorporated by reference into this Item 1.01.  Borrowings under the TNMP 2009 Revolving Credit Agreement are secured by $75.0 million aggregate principal amount of first mortgage bonds of TNMP (the “Series 2009C Bonds”) issued on April 30, 2009, pursuant to the First Mortgage Indenture dated as of March 23, 2009 (the “Original Indenture”), between TNMP and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of April 30, 2009, between TNMP and the Trustee (the “Third Supplemental Indenture”), which is filed as Exhibit 4.1 to this Current Report.  The Original Indenture was filed as Exhibit 4.1 to the Form 8-K filed on March 27, 2009.

  The banks who are agents and lenders under the TNMP 2009 Revolving Credit Agreement perform normal banking and investment banking and advisory services for TNMP and its affiliates from time to time for which they have received customary fees and expenses.

  The Series 2009C Bonds are not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements and applicable state laws.  This Current Report shall not constitute an offer to sell or a solicitation of an offer to purchase the  Series 2009C Bonds or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Item 1.02 Termination of a Material Definitive Agreement.

  The TNMP 2008 Revolving Credit Agreement is described in Item 1.01 of this Current Report, which description is incorporated by reference into this Item 1.02.  On April 30, 2009, the TNMP 2008 Revolving Credit Agreement was effectively terminated upon entry into the TNMP 2009 Revolving Credit Agreement.  There were no early termination penalties incurred by TNMP.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

  The terms of the Series 2009C Bonds, and the Original Indenture and Third Supplemental Indenture pursuant to which they were issued, are discussed above under Item 1.01, which discussion is incorporated by reference into this Item 2.03.

  The TNMP 2009 Revolving Credit Agreement allows TNMP to borrow up to $75.0 million on or prior to April 29, 2011.  Borrowings must be repaid under the TNMP 2009 Revolving Credit Agreement by April 29, 2011.  TNMP paid a commitment fee and other fees on April 30, 2009, and must pay interest on its borrowings from time to time thereafter.  Borrowing under the TNMP 2009 Revolving Credit Agreement is conditioned on the ability of TNMP to make certain representations.

  The TNMP 2009 Revolving Credit Agreement includes customary covenants, including requirements to not exceed a maximum consolidated debt-to-consolidated capitalization ratio.  The TNMP 2009 Revolving Credit Agreement also includes customary events of default.  The TNMP 2009 Revolving Credit Agreement has a cross default provision and a change of control provision. If an event of default occurs, the administrative agent may, or upon the request and direction of lenders holding a specified percentage of the commitments or loans shall, terminate the obligations of the lenders to make loans under the TNMP 2009 Revolving Credit Agreement and/or declare the obligations outstanding under the TNMP 2009 Revolving Credit Agreement to be due and payable. Such termination and acceleration will occur automatically in the event of an insolvency or bankruptcy default.  The TNMP 2009 Revolving Credit Agreement did not require state regulatory approval.

 Item 9.01  Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number                    Exhibit

4.1	The Third Supplemental Indenture dated as of April 30, 2009, between Texas-New Mexico Power Company and The Bank of New York Mellon Trust Company, N.A., as Trustee
10.1	Credit Agreement among Texas-New Mexico Power Company, the lenders identified therein and JPMorgan Chase Bank, N.A., as administrative agent, dated as of April 30, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC. TEXAS-NEW MEXICO POWER COMPANY (Registrants)

Date: May 6, 2009	/s/ Thomas G. Sategna
Thomas G. Sategna Vice President and Corporate Controller (Officer duly authorized to sign this report)